Exhibit 3.1

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CERTIFICATE OF DESIGNATION

OF

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

Pursuant to Section 302A.401 of the

Minnesota Statutes

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Pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(b), Appliance Recycling Centers of America, Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Company”),

DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and pursuant to Section 302A.401 of the Minnesota Statutes, the Board of Directors, at a meeting duly noticed and held on July 20, 2017, duly adopted a resolution providing for the designation of a series of preferred stock, to be known as the Company’s Series A Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of Appliance Recycling Centers of America, Inc. (the “Company”), by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, no par value per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of “Series A Convertible Preferred Stock”; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall consist of Two Hundred Eighty-eight Thousand Five Hundred Eighty-eight (288,588) shares; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Certificate of Designation”):

Section 1.       DESIGNATION OF SERIES. The authorized number of shares of Series A Convertible Preferred Stock shall initially consist of Two Hundred Eighty-eight Thousand Five Hundred Eighty-eight (288,588) shares.

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

Section 2.       DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)    “Business Day” means a day in which a majority of the banks in the State of Minnesota in the United States of America are open for business.

(b)   “Common Stock” means the Company’s no par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(c)    “Conversion Date” shall mean the date on which a share or shares of the Series A Convertible Preferred Stock is converted pursuant to this Certificate of Designation.

(d)   “Distribution” shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

(e)    “Holder” shall mean the person or entity in which the Series A Convertible Preferred Stock is registered on the books of the Company, which shall initially be the person or entity that subscribes for the Series A Convertible Preferred Stock, and shall thereafter be the permitted and legal assigns of which the Company is notified by the Holder and in respect of which the Holder has provided a valid legal opinion in connection therewith to the Company.

(f)    “Holders” shall mean all Holders of the Series A Convertible Preferred Stock.

(g)   “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company established prior to or after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Convertible Preferred Stock upon the liquidation, winding-up or dissolution of the Company.

(h)   “Original Issue Date” shall mean the date upon which the shares of Series A Convertible Preferred Stock are first issued.

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(i)     “Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(j)     “Recapitalization” shall mean any stock dividend, stock split, and combination of shares, reorganization, recapitalization, reclassification, or other similar event.

Section 3.       DIVIDENDS.

(a)       The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series A Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Convertible Preferred Stock pursuant to this Section 3. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, as declared by the Board of Directors and out of funds legally available for the purpose, a dividend in the aggregate amount of one (1) dollar, regardless of the number of then-issued and outstanding shares of Series A Convertible Preferred Stock. The remaining dividends allocated by the Board of Directors shall be distributed in an equal amount per share to the holders of outstanding Common Stock and Series A Convertible Preferred Stock (on an as-if-converted to Common Stock basis pursuant to the Conversion Ratio as defined below).

(b)       To the fullest extent permitted by the Minnesota Statutes, the Company shall be expressly permitted, but not required, to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

Section 4.       NO LIQUIDATION PREFERENCE. Immediately prior to the occurrence of any liquidation, dissolution or winding up of the Company, whether voluntary of involuntary, all shares of Series A Convertible Preferred Stock shall automatically convert into shares of Common Stock based upon the then-applicable Conversion Ratio and shall participate in the liquidation proceeds in the same manner as other shares of Common Stock.

Section 5.       CONVERSION. The Series A Convertible Preferred Stock shall not be convertible into Common Stock and have no other conversion rights except as specifically set forth below:

(a)       Conversion. The “Conversion Ratio” per share of the Series A Convertible Preferred Stock in connection with any Conversion shall be at a ratio of 1:100, meaning every (1) one share of Series A Convertible Preferred Stock, if and when converted into Common Stock, shall convert into 100 shares of Common Stock (the “Conversion”). Each Holder shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation, or as restricted below), to convert any or all of such Holder’s shares of Series A Convertible Preferred Stock into shares of Common Stock at the Conversion Ratio. Notwithstanding anything to the contrary herein, the Holders may not effectuate any Conversion and the Company may not issue any shares of Common Stock in connection therewith that would trigger any NASDAQ requirement to obtain shareholder approval prior to a Conversion or any issuance of shares of Common Stock in connection therewith that would be in excess of that number of shares of Common Stock equivalent to 19.9% of the number of shares of Common Stock as of the date hereof; provided, however, that the Holders may effectuate any Conversion and the Company shall be obligated to issue shares of Common Stock in connection therewith that would not trigger such a requirement. This restriction shall be of no further force or effect upon the approval of the shareholders in compliance with NASDAQ’s shareholder voting requirements. Notwithstanding anything to the contrary contained herein, the Holders may not effectuate any Conversion and the Company shall not issue any shares of Common Stock in connection therewith until the later of (x) February 28, 2019, or (y) sixty-one (61) days following the date on which the shareholders of the Company shall have approved the voting, Conversion, and other potential rights of the holders of Series A Convertible Preferred Stock otherwise set forth in this Certificate of Designation in accordance with the relevant NASDAQ requirements.

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(b)       Taxes. The Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Series A Convertible Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c)       Stock Dividends, Splits, and Reclassifications. If the Company shall (i) declare a dividend or other distribution payable in securities or (ii) split its outstanding shares of Common Stock into a larger number, including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Ratio shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(d)       Fractional Shares. If any Conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Convertible Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

(e)       Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(f)       Effect of Conversion. On any Conversion Date, all rights of any Holder with respect to the shares of the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive distributions of the Company’s assets or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock have been converted.

Section 6.       VOTING. The Holder of each share of Series A Convertible Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, and (b) 100. Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Company’s common stock in any given voting matter exceeding the total aggregate number of shares that this Company shall have authority to issue. With respect to any shareholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of this Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series A Convertible Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Company as a single class on all actions to be taken by the Common Stock shareholders of the Company, except to the extent that voting as a separate class or series is required by law. Notwithstanding anything to the contrary herein, the Holders of shares of Series A Convertible Preferred Stock may not engage in any vote where the voting power would trigger any NASDAQ requirement to obtain shareholder approval; provided, however, the Holders shall have the right to vote that portion of their voting power that would not trigger such a requirement. This restriction shall lapse upon the requisite approval of the shareholders in compliance with NASDAQ’s shareholder voting requirements in effect at the time of such approval.

Section 7.       REDEMPTION. The Series A Convertible Preferred Stock shall have no redemption rights.

Section 8.       PROTECTIVE PROVISIONS. In addition to any other rights provided by law, at any time any shares of Series A Convertible Preferred Stock are outstanding, as a legal party in interest, the Company, through action directly initiated by the Company’s Board of Directors or indirectly initiated by the Company’s Board of Directors through judicial action or process, including any action by the shareholders of the Company’s Common Stock, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative approval of a majority of the Holders.

(a)    Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

(b)   Effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock, but excluding a stock split or reverse stock split or combination of the Common Stock or Preferred Stock;

(c)    Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock; or

(d)   Alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation;

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, materially adversely affect the rights or preferences of the Holders of shares of the Series A Convertible Preferred Stock.

Section 9.       PREEMPTIVE RIGHTS. Holders of Series A Convertible Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

Section 10.      REPORTS. The Company shall mail to all holders of Series A Convertible Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

Section 11.      NOTICES. In addition to any other means of notice provided by law or in the Company’s Bylaws, any notice required by the provisions of this Certificate of Designation to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, return receipt requested and addressed to each Holder of record at such Holder’s address appearing on the books of the Company.

Section 12.      MISCELLANEOUS.

(a)       The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)       Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock

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(c)       The Company will provide to the Holders of the Series A Convertible Preferred Stock all communications sent by the Company to the holders of the Common Stock.

(d)       Except as may otherwise be required by law, the shares of the Series A Convertible Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designations.

(e)       Shares of the Series A Convertible Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of preferred stock of the Company undesignated as to any specific series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.

(f)       Notwithstanding the above terms and conditions of this Certificate of Designation and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series A Convertible Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

(g)       With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its sole director this 18th day of August, 2017.

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By: /s/ Tony Isaac
Tony Isaac – Chief Executive Officer

Appliance Recycling Centers of America, Inc.

Certificate of Designation of Series A Convertible Preferred Stock